Exhibit 99.1

Amicus Therapeutics Announces Full-Year 2024
Financial Results and Corporate Updates

2024 Total Revenue of $528.3M, a 33% Increase Year-over-Year

Projecting 2025 Total Revenue Growth of 17-24% at CER

Anticipate Achieving Positive GAAP Net Income During H2 2025

Conference Call and Webcast Today at 8:30 a.m. ET

PRINCETON, NJ, Feb. 19, 2025 – Amicus Therapeutics (Nasdaq: FOLD), a patient-dedicated global biotechnology company focused on developing and commercializing novel medicines for rare diseases, today announced financial results for the full-year ended December 31, 2024.

“We closed 2024 beating expectations with exceptional revenue growth of 33 percent. With our portfolio and global rare disease capabilities, we have a clear path to deliver continued revenue growth and accelerating profitability in 2025 and the years ahead. We have firmly established Amicus as a unique biotechnology company: two growing medicines with long runways, a leverageable infrastructure with patients at the center, and the financial strength to continue to build the business and our leadership in rare diseases,” said Bradley Campbell, President and Chief Executive Officer of Amicus Therapeutics, Inc.

Corporate Highlights:

•	Total revenues for the full-year 2024 were $528.3 million, reflecting operational growth measured at constant exchange rates (CER)[1] of 33% and a small currency impact of $1.1 million or 1%. Fourth quarter total revenues were $149.7 million, up 30% as reported and at CER. For the full year 2025, the Company provides total revenue growth guidance of +17% to +24% on a constant currency basis (CER)[1].

(in thousands)	Three Months Ended December 31,		Year over Year % Growth		Twelve Months Ended December 31,		Year over Year % Growth
	2024	2023	Reported	at CER[1]	2024	2023	Reported	at CER[1]
Galafold®	127,497	106,601	20%	20%	458,054	387,777	18%	19%
Pombiliti® + Opfolda®	22,209	8,481	162%	161%	70,241	11,579	507%	504%
Net Product Revenues	149,706	115,082	30%	30%	$528,295	$399,356	32%	33%

•	Galafold (migalastat) net product sales for the full-year 2024 were $458.1 million, representing a year-over-year increase of 18%, or 19% at CER. Fourth quarter net product sales were $127.5 million. At the end of 2024, there were ~2,730 people living with Fabry disease on Galafold following a year of increased demand. For the full year 2025, the Company provides revenue growth guidance for Galafold of +10% to +15% on a constant currency basis (CER)[1].

•	Pombiliti (cipaglucosidase alfa-atga) + Opfolda (miglustat) net product sales for the full-year 2024 were $70.2 million. Fourth quarter net product sales were $22.2 million. Following a successful commercial launch in the U.S., Germany, Austria, Spain and the U.K., there were ~220 patients treated or scheduled with commercial product as of the end of 2024. For the full year 2025, the Company provides revenue growth guidance for Pombiliti + Opfolda of +65% to +85% on a constant currency basis (CER)[1].

•	Multiple Pombiliti + Opfolda pricing and reimbursement agreements recently achieved. Agreements completed in late 2024 and early 2025 include Italy, Sweden, Switzerland, Czech Republic and most recently the Netherlands. First commercial patients from these countries are anticipated to begin treatment over the first half of 2025. Additionally, Pombiliti + Opfolda received regulatory approval in Australia and the Company anticipates new regulatory decisions in Canada and Japan in 2025 as well as additional reimbursement agreements throughout the year.

•	Amicus is focused on delivering significant long-term revenue growth and anticipates surpassing $1 billion in total sales in 2028. The Company anticipates continuing to grow its current commercial business with Galafold and Pombiliti + Opfolda resulting in strong total revenue growth.

•	Total GAAP operating expenses of $450.5 million for the full year 2024 increased by 2.6% as compared to $439.2 million for the full year 2023. Total non-GAAP operating expenses[2] were up 1.8% to $347.8 million for the full year 2024 as compared to $341.6 million for the full year 2023. For the full year 2025, the Company provides non-GAAP operating expense[4] guidance range of $350 million to $370 million.

•	GAAP net loss was $56.1 million, or $0.18 per share basic and diluted, for the full year 2024, and was reduced compared to a net loss of $151.6 million, or $0.51 per share basic and diluted, for the full year 2023. GAAP net income was $14.7 million, or $0.05 per share basic and diluted, for the fourth quarter 2024, compared to a net loss of $33.8 million, or $0.11 per share basic and diluted, for the fourth quarter 2023. The company anticipates achieving positive GAAP net income during H2 2025.

•	Non-GAAP net income[2,3] was $73.9 million, or $0.24 per share, for the full year 2024, compared to a non-GAAP net loss of $38.5 million, or $0.13 per share basic and diluted, for the full year 2023. Non-GAAP net income was $29.2 million, or $0.10 per share basic and $0.09 per share diluted, for the fourth quarter 2024, compared to a net income of $2.6 million, or $0.01 per share basic and diluted, for the fourth quarter 2023.

•	Cash, cash equivalents, and marketable securities totaled $249.9 million at December 31, 2024, compared to $249.8 million at September 30, 2024 and $286.2 million at December 31, 2023.

2025 Financial Guidance

To advance our strategy and expand our leadership in Fabry and Pompe disease, our financial guidance for 2025 is as follows:

Total Revenue Growth[1]	17% to 24%
Galafold Revenue Growth[1]	10% to 15%
Pombiliti + Opfolda Growth[1]	65% to 85%
Gross Margin	Mid 80%
Non-GAAP Operating Expenses[4]	$350M to $370M
GAAP Net Income	Positive during H2 2025

1 In order to illustrate underlying performance, Amicus discusses its results in terms of constant exchange rate (CER) growth. This represents growth calculated as if the exchange rates had remained unchanged from those used in the comparative period.

2 Full reconciliation of GAAP results to the Company’s non-GAAP adjusted measures for all reporting periods appear in the tables to this press release.

3 Amicus defines non-GAAP Net (Loss) Income as GAAP Net (Loss) Income excluding the impact of share-based compensation expense, changes in fair value of contingent consideration, loss on impairment of assets, depreciation and amortization, acquisition related income (expense), loss on extinguishment of debt, restructuring charges and income taxes.

4 A reconciliation of the differences between the non-GAAP expectation and the corresponding GAAP measure is not available without unreasonable effort due to high variability, complexity, and low visibility as to the items that would be excluded from the GAAP measure.

Conference Call and Webcast

Amicus Therapeutics will host a conference call and audio webcast today, February 19, 2025, at 8:30 a.m. ET to discuss the full-year 2024 financial results and corporate updates. Participants and investors interested in accessing the call by phone will need to register using the online registration form. After registering, all phone participants will receive a dial-in number along with a personal PIN number to access the event.

A live audio webcast and related presentation materials can also be accessed via the Investors section of the Amicus Therapeutics corporate website at ir.amicusrx.com. Web participants are encouraged to register on the website 15 minutes prior to the start of the call. An archived webcast and accompanying slides will be available on the Company's website shortly after the conclusion of the live event.

About Galafold

Galafold® (migalastat) 123 mg capsules is an oral pharmacological chaperone of alpha-Galactosidase A (alpha-Gal A) for the treatment of Fabry disease in adults who have amenable galactosidase alpha gene (GLA) variants. In these patients, Galafold works by stabilizing the body’s own dysfunctional enzyme so that it can clear the accumulation of disease substrate. Globally, Amicus Therapeutics estimates that approximately 35 to 50 percent of people living with Fabry disease may have amenable GLA variants, though amenability rates within this range vary by geography. Galafold is approved in more than 40 countries around the world, including the U.S., EU, U.K., and Japan.

U.S. INDICATIONS AND USAGE

Galafold is indicated for the treatment of adults with a confirmed diagnosis of Fabry disease and an amenable galactosidase alpha gene (GLA) variant based on in vitro assay data.

This indication is approved under accelerated approval based on reduction in kidney interstitial capillary cell globotriaosylceramide (KIC GL-3) substrate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trials.

U.S. IMPORTANT SAFETY INFORMATION

ADVERSE REACTIONS: The most common adverse reactions reported with Galafold (≥10%) were headache, nasopharyngitis, urinary tract infection, nausea and pyrexia. USE IN SPECIFIC POPULATIONS: There is insufficient clinical data on Galafold use in pregnant women to inform a drug-associated risk for major birth defects and miscarriage. Advise women of the potential risk to a fetus. It is not known if Galafold is present in human milk. Therefore, the developmental and health benefits of breastfeeding should be considered along with the mother’s clinical need for Galafold and any potential adverse effects on the breastfed child from Galafold or from the underlying maternal condition. Galafold is not recommended for use in patients with severe renal impairment or end-stage renal disease requiring dialysis. The safety and effectiveness of Galafold have not been established in pediatric patients. To report Suspected Adverse Reactions, contact Amicus Therapeutics at 1-877-4AMICUS or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch. For additional information about Galafold, including the full U.S. Prescribing Information, please visit https://www.amicusrx.com/pi/Galafold.pdf.

About Pombiliti + Opfolda

Pombiliti + Opfolda, is a two-component therapy that consists of cipaglucosidase alfa-atga, a bis-M6P-enriched rhGAA that facilitates high-affinity uptake through the M6P receptor while retaining its capacity for processing into the most active form of the enzyme, and the oral enzyme stabilizer, miglustat, that’s designed to reduce loss of enzyme activity in the blood.

U.S. INDICATIONS AND USAGE

POMBILITI in combination with OPFOLDA is indicated for the treatment of adult patients with late-onset Pompe disease (lysosomal acid alpha-glucosidase [GAA] deficiency) weighing ≥40 kg and who are not improving on their current enzyme replacement therapy (ERT).

SAFETY INFORMATION

HYPERSENSITIVITY REACTIONS INCLUDING ANAPHYLAXIS: Appropriate medical support measures, including cardiopulmonary resuscitation equipment, should be readily available. If a severe hypersensitivity reaction occurs, POMBILITI should be discontinued immediately and appropriate medical treatment should be initiated. INFUSION-ASSOCIATED REACTIONS (IARs): If severe IARs occur, immediately discontinue POMBILITI and initiate appropriate medical treatment. RISK OF ACUTE CARDIORESPIRATORY FAILURE IN SUSCEPTIBLE PATIENTS: Patients susceptible to fluid volume overload, or those with acute underlying respiratory illness or compromised cardiac or respiratory function, may be at risk of serious exacerbation of their cardiac or respiratory status during POMBILITI infusion. See PI for complete Boxed Warning. CONTRAINDICATION: POMBILITI in combination with Opfolda is contraindicated in pregnancy. EMBRYO-FETAL TOXICITY: May cause embryo-fetal harm. Advise females of reproductive potential of the potential risk to a fetus and to use effective contraception during treatment and for at least 60 days after the last dose. Adverse Reactions: Most common adverse reactions ≥ 5% are headache, diarrhea, fatigue, nausea, abdominal pain, and pyrexia. Please see full PRESCRIBING INFORMATION, including BOXED WARNING, for POMBILITI (cipaglucosidase alfa-atga) LINK and full PRESCRIBING INFORMATION for OPFOLDA (miglustat) LINK.

About Amicus Therapeutics

Amicus Therapeutics (Nasdaq: FOLD) is a global, patient-dedicated biotechnology company focused on discovering, developing and delivering novel high-quality medicines for people living with rare diseases. With extraordinary patient focus, Amicus Therapeutics is committed to advancing and expanding a pipeline of cutting-edge, first- or best-in-class medicines for rare diseases. For more information please visit the company’s website at www.amicusrx.com, and follow on X and LinkedIn.

Non-GAAP Financial Measures

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. These adjusted financial measures are non-GAAP measures and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. We use these non-GAAP measures as key performance measures for the purpose of evaluating operational performance and cash requirements internally. We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. Other companies may define these measures in different ways. When we provide our expectation for non-GAAP operating expenses and profitability on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectation and the corresponding GAAP measure generally is not available without unreasonable effort due to potentially high variability, complexity and low visibility as to the items that would be excluded from the GAAP measure in the relevant future period, such as unusual gains or losses. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results.

Forward Looking Statement

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 relating to preclinical and clinical development of our product candidates, the timing and reporting of results from preclinical studies and clinical trials, the prospects and timing of the potential regulatory approval of our product candidates, commercialization plans, manufacturing and supply plans, financing plans, and the projected revenues and cash position for the Company. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. Any or all of the forward-looking statements in this press release may turn out to be wrong and can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. For example, with respect to statements regarding the goals, progress, timing, and outcomes of discussions with regulatory authorities and pricing and reimbursement authorities, are based on current information. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in our business, including, without limitation: the potential that results of clinical or preclinical studies indicate that the product candidates are unsafe or ineffective; the potential that it may be difficult to enroll patients in our clinical trials; the potential that regulatory authorities may not grant or may delay approval for our product candidates; the potential that required regulatory inspections may be delayed or not be successful and delay or prevent product approval; the potential that we may not be successful in negotiations with pricing and reimbursement authorities; the potential that we may not be successful in commercializing Galafold and/or Pombiliti and Opfolda in Europe, the UK, the US and other geographies; the potential that preclinical and clinical studies could be delayed because we identify serious side effects or other safety issues; the potential that we may not be able to manufacture or supply sufficient clinical or commercial products; and the potential that we will need additional funding to complete all of our studies, the manufacturing, and commercialization of our products. With respect to statements regarding corporate financial guidance and financial goals and the expected attainment of such goals and projections of the Company's revenue, non-GAAP profitability and cash position, actual results may differ based on market factors and the Company's ability to execute its operational and budget plans. In addition, all forward-looking statements are subject to other risks detailed in our Annual Report on Form 10-K for the year ended December 31, 2024 to be filed today. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

CONTACT:

Investors:

Amicus Therapeutics

Andrew Faughnan

Vice President, Investor Relations

afaughnan@amicusrx.com

(609) 662-3809

Media:

Amicus Therapeutics

Diana Moore

Head of Global Corporate Affairs and Communications

dmoore@amicusrx.com

(609) 662-5079

FOLD-G

TABLE 1

Amicus Therapeutics, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Years ended December 31,
	2024	2023	2022
Net product sales	$528,295	$399,356	$329,233
Cost of goods sold	52,943	37,326	38,599
Gross profit	475,352	362,030	290,634
Operating expenses:
Research and development	109,362	152,381	276,677
Selling, general, and administrative	323,379	275,270	213,041
Changes in fair value of contingent consideration payable	—	2,583	1,078
Loss on impairment of assets	—	1,134	6,616
Restructuring charges	9,188	—	—
Depreciation and amortization	8,547	7,873	5,342
Total operating expenses	450,476	439,241	502,754
Income (loss) from operations	24,876	(77,211)	(212,120)
Other (expense) income:
Interest income	5,407	7,078	3,024
Interest expense	(49,598)	(50,149)	(37,119)
Loss on extinguishment of debt	—	(13,933)	—
Other (expense) income	(9,441)	(15,886)	4,176
Loss before income tax	(28,756)	(150,101)	(242,039)
Income tax (expense) benefit	(27,350)	(1,483)	5,471
Net loss attributable to common stockholders	$(56,106)	$(151,584)	$(236,568)
Net loss attributable to common stockholders per common share — basic and diluted	$(0.18)	$(0.51)	$(0.82)
Weighted-average common shares outstanding — basic and diluted	304,380,502	295,164,515	289,057,198

TABLE 2

Amicus Therapeutics, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$213,752	$246,994
Investments in marketable securities	36,194	39,206
Accounts receivable	101,099	87,632
Inventories	118,782	59,696
Prepaid expenses and other current assets	34,909	49,533
Total current assets	504,736	483,061
Operating lease right-of-use assets, net	22,278	26,312
Property and equipment, less accumulated depreciation of $28,775 and $25,429 at December 31, 2024 and 2023, respectively	29,383	31,667
Intangible assets, less accumulated amortization of $5,802 and $2,510 at December 31, 2024 and December 31, 2023, respectively	17,198	20,490
Goodwill	197,797	197,797
Other non-current assets	13,641	18,553
Total Assets	$785,033	$777,880
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$12,947	$15,120
Accrued expenses and other current liabilities	127,300	144,245
Operating lease liabilities	8,455	8,324
Total current liabilities	148,702	167,689
Long-term debt	390,111	387,858
Operating lease liabilities	45,078	48,877
Other non-current liabilities	7,097	13,282
Total liabilities	590,988	617,706
Commitments and contingencies
Stockholders' equity:
Common stock, $0.01 par value, 500,000,000 shares authorized, 299,041,653 and 293,594,209 shares issued and outstanding at December 31, 2024 and 2023, respectively	2,944	2,918
Additional paid-in capital	2,926,115	2,836,018
Accumulated other comprehensive gain (loss):
Foreign currency translation adjustment	5,302	5,429
Unrealized loss on available-for-sale securities	(207)	(188)
Warrants	71	71
Accumulated deficit	(2,740,180)	(2,684,074)
Total stockholders' equity	194,045	160,174
Total Liabilities and Stockholders' Equity	$785,033	$777,880

TABLE 3

Amicus Therapeutics, Inc.

Reconciliation of Non-GAAP Financial Measures

(in thousands)

(Unaudited)

	Years Ended December 31,
	2024	2023	2022
Total GAAP operating expenses	$450,476	$439,241	$502,754
Research and development:
Share-based compensation	15,969	21,469	25,089
Selling, general and administrative:
Share-based compensation	68,936	64,608	51,423
Loss on impairment of assets	—	1,134	6,616
Restructuring charge	9,188	—	—
Changes in fair value of contingent consideration payable	—	2,583	1,078
Depreciation and amortization	8,547	7,873	5,342
Total Non-GAAP operating expense adjustments	102,640	97,667	89,548
Total Non-GAAP operating expenses	$347,836	$341,574	$413,206

TABLE 4

Amicus Therapeutics, Inc.

Reconciliation of Non-GAAP Financial Measures

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
GAAP net income (loss)	$14,739	$(33,843)	$(56,106)	$(151,584)
Share-based compensation	19,217	18,095	84,905	86,077
Loss on impairment of assets	—	—	—	1,134
Changes in fair value of contingent consideration payable	—	—	—	2,583
Depreciation and amortization	2,041	2,182	8,547	7,873
Loss on extinguishment of debt	—	13,933	—	13,933
Restructuring charges	—	—	9,188	—
Income tax (benefit) expense	(6,805)	2,183	27,350	1,483
Non-GAAP net income (loss)	$29,192	$2,550	$73,884	$(38,501)

Non-GAAP net income (loss) attributable to common stockholders per common share — basic	$0.10	$0.01	$0.24	$(0.13)
Non-GAAP net income (loss) attributable to common stockholders per common share — diluted	$0.09	$0.01	$0.24	$(0.13)
Weighted-average common shares outstanding — basic	306,136,125	300,648,503	304,380,502	295,164,515
Weighted-average common shares outstanding — diluted	310,146,355	306,787,370	308,463,764	295,164,515